GUARANTEED WITHDRAWAL BENEFIT ("GWB") RIDER
                         also known as [Marketing Name]

This rider is part of your Contract, and the same definitions apply to the capitalized terms. New definitions particular to this rider are introduced below. The benefit described in this rider is subject to all the terms contained in your Contract, except as modified below. In this rider, "we", "our" and "us" mean AXA Equitable Life Insurance Company and "you" and "your" mean the Owner.


I. This Rider's Benefit

This rider is effective immediately and provides a Guaranteed Withdrawal Benefit
(GWB) under your Contract.

GWB provides for recovery of your GWB Benefit Base through Withdrawals, provided that during each Contract Year, total Withdrawals do not exceed the Guaranteed Annual Withdrawal Amount as described below. In the event that your Annuity Account Value (AAV) falls to zero, this Contract will terminate in accordance with its terms, except as provided below, and an amount equal to the Guaranteed Annual Withdrawal Amount will be paid to you as an annual annuity benefit, as described below in Part IX, "GWB Annuity Provision", until your GWB Benefit Base is reduced to zero.

The charge for this rider is shown in the Data Pages.

II. GWB Rider Definitions

         Automatic Payment Plan: A plan that permits you to receive periodic withdrawals up to the Guaranteed Annual Withdrawal Amount each Contract Year, if such payment plan is shown in the Data Pages.

         GWB Benefit Base: On the Contract Date, your GWB Benefit Base is equal to your initial Contribution. Your GWB Benefit Base is increased on the Transaction Date by the dollar amount of each subsequent Contribution and reduced on the Transaction Date by the dollar amount of each Withdrawal. The GWB Benefit Base may be further reduced if a GWB Excess Withdrawal (as defined below) is taken. Your GWB Benefit Base may also be increased by an Optional Five Year Reset as described below in Part IV, "Optional [Five] Year Reset."

         Guaranteed Annual Withdrawal Amount: The Guaranteed Annual Withdrawal Amount is equal to the Applicable Percentage (as defined below) of your initial GWB Benefit Base. Guaranteed Annual Withdrawal Amounts are not cumulative; if you withdraw less than the Guaranteed Annual Withdrawal Amount in one Contract Year, you may not add the remainder to subsequent Guaranteed Annual Withdrawal Amounts. If in any one Contract Year you withdraw more than the Guaranteed Annual Withdrawal Amount applicable to that year, you will cause a GWB Excess Withdrawal. The Guaranteed Annual Withdrawal Amount may increase as the result of a subsequent Contribution or an Optional [Five] Year Reset of the GWB Benefit Base, and it may decrease as the result of a GWB Excess Withdrawal, as described below. If you die and your Beneficiary is eligible for and elects the Beneficiary Continuation Option under the Contract, the Guaranteed Annual Withdrawal Amount may increase as the result of a


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         One-Time Reset as described in Part VII Effect of Death on this Rider's
         Benefit - Effect on this Rider of Beneficiary Continuation Option (BCO) Election.

         To the extent so provided in the Data Pages, Guaranteed Annual Withdrawals may be taken through an Automatic Payment Plan we offer.

         Applicable Percentage: On the Contract Date your Applicable Percentage is [5%]. This percentage determines your Guaranteed Annual Withdrawal Amount.

         GWB Excess Withdrawal: A GWB Excess Withdrawal is caused when you withdraw more than the Guaranteed Annual Withdrawal Amount in a Contract Year. Once a Withdrawal is made that causes cumulative Withdrawals in a Contract Year to exceed the Guaranteed Annual Withdrawal Amount, the entire amount of that Withdrawal and of each subsequent Withdrawal in that Contract Year is a GWB Excess Withdrawal. A GWB Excess Withdrawal may cause a reduction of the Guaranteed Annual Withdrawal Amount and a further reduction to your GWB Benefit Base.


III. Effect of Subsequent Contributions on Guaranteed Annual Withdrawal Amount

As of the Transaction Date of each Contribution, we recalculate your Guaranteed Annual Withdrawal Amount to equal the greater of: (i) the Applicable Percentage of the new GWB Benefit Base, or (ii) the Guaranteed Annual Withdrawal Amount immediately prior to the Contribution. A subsequent Contribution will never cause a reduction of the Guaranteed Annual Withdrawal Amount.


IV. Optional [Five] Year Reset

Except as provided below, any time after the [fifth] Contract Date Anniversary, you have the option to reset the GWB Benefit Base to equal the AAV on the Transaction Date we receive your written reset request. We must receive this notification within the thirty days following any eligible Contract Date Anniversary. We will not reset the GWB Benefit Base if it is higher than the AAV on the Transaction Date of the reset request. If you choose to reset the GWB Benefit Base, your charge may be increased as described in Part X "Cost Of This Rider" below. Once you elect to reset the GWB Benefit Base, you may not do so again for [five] complete Contract Years from the next Contract Date Anniversary. If you die and your Beneficiary elects the Beneficiary Continuation Option under the Contract, this provision will no longer apply.

Your Guaranteed Annual Withdrawal Amount may increase if your GWB Benefit Base is reset. On the Transaction Date of a GWB Benefit Base reset, your Guaranteed Annual Withdrawal Amount will be set equal to the greater of (i) your Guaranteed Annual Withdrawal Amount before the reset, and (ii) the Applicable Percentage of your reset GWB Benefit Base.

V. Effect of GWB Excess Withdrawals

If you make a GWB Excess Withdrawal, then the GWB Benefit Base and the Guaranteed Annual Withdrawal Amount will be adjusted as described below. Withdrawal Charges, if applicable, are applied only to the amount of the Withdrawal exceeding the Guaranteed Annual Withdrawal Amount.

On the Transaction Date of any Withdrawal, the GWB Benefit Base is first reduced by the dollar amount of the Withdrawal (including any applicable Withdrawal Charge). The GWB Benefit




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Base following the reduction and the Guaranteed Annual Withdrawal Amount are then recalculated as follows:

If the AAV after the deduction of the withdrawal is less than the GWB Benefit Base, then:

1)   The GWB Benefit Base is reset equal to the AAV, and

2) The Guaranteed Annual Withdrawal Amount is the Applicable Percentage of the GWB Benefit Base.

If the AAV after the deduction of the withdrawal is greater than or equal to the GWB Benefit Base, then:

1)   The GWB Benefit Base is not adjusted further, and

2) The Guaranteed Annual Withdrawal Amount is the lesser of a) the Applicable Percentage of the GWB Benefit Base and b) the Guaranteed Annual Withdrawal Amount immediately before the withdrawal.

VI. Guaranteed Annual Withdrawal Amount and the Free Corridor Amount

We will waive any Withdrawal Charge for Withdrawals during a Contract Year that in total do not exceed the Guaranteed Annual Withdrawal Amount, even if such withdrawals exceed the Free Corridor Amount.

VII. Effect of Death on this Rider's Benefit

Except as provided below, any Death Benefit under this Contract will be determined, including the applicable adjustment for Withdrawals, without regard to this Rider. When a death benefit is paid, the Beneficiary receives the amount of such Death Benefit and not the GWB Benefit Base.

[The following will appear in this Rider when issued to NQ and IRA Contract Holders only]
[Application of this Rider to Spousal Continuation:

If the named Beneficiary is the surviving spouse [or the spousal Joint Owner, as applicable,] then s/he continues the Contract (as described in the Endorsement Applicable to [NQ][IRA] Contracts) under this rider, and the charge for it will remain in effect as follows. The GWB Benefit Base, the Guaranteed Annual Withdrawal Amount and the number of Contract Years that must elapse before eligibility for an optional reset are not affected by the death of the first Owner. If the GWB Benefit Base was zero due to recovery of the GWB Benefit Base by the first Owner, the provisions of the Contract that permit the GWB Benefit Base to be increased through an optional reset or subsequent Contribution continue in effect.]

[The following will appear in this Rider when issued to NQ Contract Holders only]
[Application of this Rider to Non-Spousal Continuation:

The non-spousal beneficiary or surviving non-spousal Joint Owner must apply the Death Benefit (or Cash Value in the event of death of the younger Joint Owner) to a form of annuity we then offer within one year of the date of death of the Owner. Alternatively, the entire interest under the Contract must be distributed within five years after the Owner's death ("Five Year Rule") which is more fully described in the Endorsement Applicable to Non-Qualified Contracts. If the Five Year Rule is elected, the non-spousal beneficiary or surviving non-spousal Joint Owner may elect to t to terminate the GWB rider if within one year of the Owner's death we receive (i)



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written notice requesting such termination, and (ii) due proof of death as described in the Contract. Upon termination of this rider, GWB ends without value. Once terminated, GWB cannot be restored.]


Effect on this Rider of Beneficiary Continuation Option (BCO) Election:

If at the time of your death the Guaranteed Annual Withdrawal Amount was being paid to you as an annuity benefit, BCO may not be elected by a Beneficiary.

If a Beneficiary is eligible to continue this Contract under BCO and if the Contract is continued under BCO, the following provisions apply to the benefits under this rider. In order to continue the Contract, a Beneficiary cannot be older than age [75] on the Contract Date. If a Beneficiary is greater than age [75] on the Contract Date, such Beneficiary may not continue GWB under BCO. Any GWB Benefit Base remaining at your death is divided among Beneficiaries in proportion to their interest under the Contract. Each Beneficiary electing to continue his or her interest under the Contract is a Continuation Beneficiary. There are two types of Continuation Beneficiary: 1) a Spousal Continuation Beneficiary, who is the spouse of the deceased Owner, and 2) a Non-Spousal Continuation Beneficiary.

         Spousal Continuation Beneficiary:

         If a Spousal Continuation Beneficiary elects BCO while this rider is in effect, the GWB terminates automatically, and the benefit and the charge for it ends. If you have designated multiple Beneficiaries under the Contract and a Spousal Continuation Beneficiary is included in such designation, the Spousal Continuation Beneficiary's portion of the GWB Benefit Base, in accordance with the previous sentence, is forfeited.

         Non-Spousal Continuation Beneficiary:

         [The following will appear in this Rider when issued to NQ and IRA Contract Holders only]
         [If Withdrawal Option 1 is elected by a Non-Spousal Continuation Beneficiary who elects BCO while this rider is in effect, this rider automatically terminates and GWB ends without value.]

         Unless one of the previous circumstances applies, this rider continues unless a Non-Spousal Continuation Beneficiary elects to terminate this rider. The termination request must be made in writing to us and only at the time of BCO election. Upon termination of this rider, GWB ends without value.

         No subsequent Contributions may be made once BCO is elected.




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         One-time Reset upon BCO Election

         Upon election of BCO under the Contract, if the Non-Spousal Beneficiary has not terminated this rider, and the GWB Benefit Base is greater than zero, it is reset to the AAV, if the AAV is higher as of the Transaction Date we receive the BCO Election. (The AAV will already reflect any GMDB reset applicable at the time of your death.) There is no increase in charge for this One-Time Reset.

         If this benefit had terminated because you had recovered the entire GWB Benefit Base, the Non-Spousal Continuation Beneficiary may reinstate this benefit in accordance with this One-Time Reset at the time of BCO election only. If the charge had terminated due to a recovery of the GWB Benefit Base, the charge for it that was in effect when the GWB Benefit Base went to zero will be reinstated. If, upon BCO election, the Non-Spousal Continuation Beneficiary chooses not to reinstate this rider, GWB is terminated permanently.

         After this One-Time Reset, the Optional Reset Provision will terminate.

         BCO Scheduled Payments

         BCO Scheduled Payments will be determined based on the greater of the BCO Payment derived from your AAV or the Guaranteed Annual Withdrawal Amount under the Contract as of each December 31st. If December 31 is not a Business Day, then the comparison of the BCO Payment derived from your AAV and the Guaranteed Annual Withdrawal Amount described in the previous sentence takes place on the first Business Day thereafter. If BCO Scheduled Payments exceed the Guaranteed Annual Withdrawal Amount in any year, such payments will be deemed to not be a GWB Excess Withdrawal. If you take any other Withdrawal while you are taking BCO Scheduled Payments, the GWB Excess Withdrawal exception described in the prior sentence terminates permanently.

         Death of Non-Spousal Continuation Beneficiary

         Upon death of the Non-Spousal Continuation Beneficiary, if any BCO Scheduled Payments remain, such payments will be made to the person designated for this purpose by the deceased Non-Spousal Continuation Beneficiary. BCO Scheduled Payments must continue to the designee if such payments are derived from the GWB Benefit Base rather than the AAV, based on the comparison of amounts described above in BCO Scheduled Payments. The GWB Benefit Base will not be paid in a lump sum. The amount equaling the AAV may be paid in a lump sum.

VIII. Surrendering the Contract

If you make a Withdrawal that is a GWB Excess Withdrawal and such Withdrawal causes the Contract to be surrendered, you will receive the Cash Value, not the GWB Benefit Base and the Contract is terminated.


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If you make a Withdrawal when the GWB Benefit Base is greater than zero and the
Withdrawal is not a GWB Excess Withdrawal, the Contract will not be considered to have been surrendered even if the remaining AAV is less than the Minimum Amount required under the Contract.

IX. GWB Annuity Provision

If, on the Transaction Date of the transaction that causes your AAV to equal zero (either by a Withdrawal that is not a GWB Excess Withdrawal or a deduction for charges), your GWB Benefit Base is greater than zero but less than or equal to the unwithdrawn portion, if any, of your Guaranteed Annual Withdrawal Amount for that Contract Year, we will pay your GWB Benefit Base as a single sum and no additional payments will be made. If on such Transaction Date your GWB Benefit Base is greater than the unwithdrawn portion, if any, of your Guaranteed Annual Withdrawal Amount for that Contract Year, we will pay to you that unwithdrawn amount on such Transaction Date (the "current year payment"), and we will pay you the GWB Benefit Base, after reduction for the current year payment, as an annuity benefit. The annuity benefit makes payments equal to your Guaranteed Annual Withdrawal Amount on each Contract Date Anniversary beginning on the Contract Date Anniversary following the current year payment, until the cumulative amount of such payments equals the GWB Benefit Base that remained after the current year payment. The last installment payment may be smaller than the previous installment payment in order for the total of such payments to equal the GWB Benefit Base. GWB annuity benefit payments will be made under a supplementary contract in annual installment payments on the Contract Date Anniversary of this Contract.

The Owner of record for this Contract becomes the Owner and Annuitant of the supplementary contract.

If you die before the installments are complete, the remaining payments will be paid to the named Beneficiary. The Beneficiary of record under this Contract will be the Beneficiary of the supplementary contract.

The GWB Annuity Provision is not applicable to a Continuation Beneficiary.

X. Cost of This Rider

The charge for this benefit is shown in the Data Pages. [See Data Page submission]

We reserve the right to increase this charge at any time you elect to exercise the optional reset provision as described above, however, the charge will never be greater than the maximum amount shown in the Data Pages.

         Suspension of Charge: Once your GWB Benefit Base is depleted the charge for this benefit is suspended. The charge is suspended on the next Contract Date Anniversary.




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         Reinstatement of Charge: This charge will be reinstated if (i) you elect to exercise the optional reset provision in the future, at the then current charge applicable upon exercise of the optional reset provision as described above; (ii) you make a subsequent Contribution, or (iii) if BCO is elected, the Continuation Beneficiary elects to reinstate the benefit with a One-Time Reset. If you make a subsequent Contribution or a Continuation Beneficiary reinstates the benefit with a One-Time Reset we will reinstate the charge in effect when your GWB Benefit Base was depleted.

XI. Termination Of This Rider

Upon the occurrence of any of the following, this rider and any charge associated with it will terminate: (i) you surrender the Contract or it terminates for any other reason; (ii) the Contract is continued under the Beneficiary Continuation Option by your spouse, if applicable; (iii) the Contract is continued under the Beneficiary Continuation Option by a Non-Spousal Continuation Beneficiary who elects to terminate this rider, [NQ only] [(iv) the Contract is continued under the Beneficiary Continuation Option by a Non-Spousal Continuation Beneficiary who elects Withdrawal Option 1,] or (iv[/v]) you elect an annuity benefit.



 AXA EQUITABLE LIFE INSURANCE COMPANY, a stock life insurance company.


/s/Christopher M. Condron                   /s/Karen Field Hazin
Christopher M. Condron                      Karen Field Hazin
Chairman and Chief Executive Officer        Senior Vice President, Secretary and
                                            Associate General Counsel




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